Sheppard, Mullin, Richter & Hampton LLP 650 Town Center Drive, 10th Floor Costa Mesa, California 92626-1993 714.513.5100 main 714.513.5130 fax www.sheppardmullin.com August 16, 2019 Pacific Mercantile Bancorp 949 South Coast Drive, Suite 300 Costa Mesa, California 92626 Re: Registration Statement on Form S-3 Ladies and Gentlemen: We have acted as counsel to Pacific Mercantile Bancorp, a California corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the rules of the U.S. Securities and Exchange Commission (the “Commission”) relating to the registration for resale by the selling shareholders named therein of an aggregate of (1) 3,636,363 shares of the Company’s common stock, and (2) 1,467,155 shares of the Company’s nonvoting common stock (the “Nonvoting Common Shares”). Of the 3,636,363 shares of common stock included in the Registration Statement, 2,169,208 shares are currently outstanding (the “Outstanding Common Shares”) and 1,467,155 shares are potentially issuable upon conversion of the Nonvoting Common Shares (the “Conversion Shares”). As counsel to the Company, we have reviewed such corporate records, certificates of public officials, certificates of officers or other representatives of the Company and others and such other documents and records as we have considered necessary and appropriate to issue this opinion. We have examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction. As to all matters of fact we have entirely relied upon certificates of officers of the Company and have assumed, without independent inquiry, the accuracy of those certificates. We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. Subject to the foregoing, it is our opinion that: 1. The Outstanding Common Shares have been duly authorized and are validly issued, fully paid and nonassessable. 2. The Nonvoting Common Shares have been duly authorized and are validly issued, fully paid and nonassessable. 3. The Conversion Shares have been duly authorized and, when issued upon conversion of the Nonvoting Common Shares in accordance with the terms set forth in the

Pacific Mercantile Bancorp August 16, 2019 Page 2 Company’s Amended and Restated Articles of Incorporation, will be validly issued, fully paid and nonassessable. This opinion is limited to the laws of the State of California and no opinion is expressed as to the laws of any other jurisdiction. This opinion is as of the date hereof and is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus or any prospectus supplement, other than as expressly stated herein with respect to the Outstanding Common Shares, the Nonvoting Common Shares and the Conversion Shares. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. /s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP SHEPPARD, MULLIN, RICHTER & HAMPTON LLP SMRH:4848-1452-1757.2